Exhibit 99.1

DIGITAL MUSIC GROUP ANNOUNCES MANAGEMENT CHANGES

SACRAMENTO, CA (December 28, 2006) — Digital Music Group, Inc. (NASDAQ:DMGI), a content owner and global leader in the digital distribution of independently owned music and video catalogs, announced today that Anders Brown, Chief Operating Officer, and Richard Rees, Vice President of Business Development, have resigned their respective positions. Mr. Brown has expressed a desire to pursue opportunities closer to his home and family in Seattle, Washington, and will remain active in his position through March 31, 2007, in order to ensure a smooth transition of his responsibilities. Mr. Rees, based in Austin, Texas, has resigned, effective December 31, 2006, to join an Austin-based investment firm. Mitchell Koulouris, DMGI’s Chief Executive Officer, will continue to lead content acquisition activities, and others within DMGI’s business development department will assume Mr. Rees’ responsibilities.

“I am very thankful to have had these two friends, Anders and Richard, as part of the hardworking and creative team that took DMGI from a concept to the public company it is today,” said founder and CEO of DMGI, Mitchell Koulouris. “They have been instrumental in positioning DMGI as a leader in the ownership and distribution of digital media, and we wish them success in their future pursuits.”

Mr. Koulouris added, “Leadership changes like this are not uncommon for fast growing companies with entrepreneurial roots. We will make an announcement concerning our revised management structure at an appropriate time during the first quarter of 2007.”

About DMGI

Founded in 2005, Digital Music Group, Inc. (NASDAQ: DMGI) is a content owner and global leader in the digital distribution of independently owned music, TV, film and video catalogs. DMGI acquires the digital rights to media catalogs and digitally encodes them into multiple formats for distribution to online music, mobile, and video stores. Our retailers include: the iTunes Music Store, Google Video, RealNetworks, Napster, Wal-Mart Music, Yahoo! Music, InfoSpace, Moderati, Zingy, 9Squared, and many others. For more information, please visit www.dmgi.com.

Digital Music Group is a trademark of Digital Music Group, Inc. Other names mentioned herein are the property of their respective owners.

Forward-Looking Statements

This release contains forward-looking statements (including, without limitation, information regarding the resignations of Anders Brown and Richard Rees, the continued performance of services by Anders Brown, the assumption of Mr. Rees’ responsibilities by others in the business development department, and future announcements concerning the Company’s management structure) that involve risks and uncertainties that could cause the results of Digital Music Group to differ materially from management’s current expectations. Actual results may differ materially due to a number of factors including, among others: unforeseen difficulties transitioning the officers’ responsibilities internally or to replacements. The matters discussed in this press release also involve risks and uncertainties described in Digital Music Group’s most recent filings with the Securities and Exchange Commission. Digital Music Group assumes no obligation to update the forward-looking information contained in this release.

Press Contact

Allen & Caron Inc.:	Len Hall, VP Media Relations, Telephone: (949) 474-4300, e-mail: Len@allencaron.com

Investor Relations Contact

Digital Music Group, Inc.:	Karen Davis, Chief Financial Officer, Telephone: (916) 239-6010
Allen & Caron Inc.:	Jesse Deal, Account Manager, Telephone: (212) 691-8087, e-mail: jesse@allencaron.com

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